Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan Russo
John C. Doyle	Emily Poe
(650) 266-1407	(212) 845-4266
doyle@renovis.com	emily.poe@eurorscg.com

RENOVIS REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

South San Francisco, California – August 4, 2005 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs to treat neurological diseases and disorders, today announced financial results for the second quarter ended June 30, 2005.

Revenue for the second quarter and six months ended June 30, 2005 of $656,000 and $1.3 million, respectively, was unchanged compared to the corresponding periods in 2004. All revenue in these periods resulted from our collaboration with Genentech, Inc. in the areas of neurological disorders and anti-angiogenesis.

Research and development expenses for the quarter and six months ended June 30, 2005 were $7.4 million and $15.2 million, respectively, compared to $7.2 million and $13.6 million during the same periods in 2004. The increase in research and development expenses reflects the net effect of increased investments in our preclinical activities in the areas of neuroprotection, pain and neuroinflammatory diseases and lower clinical development expenses. The investments in our preclinical programs included addition of key personnel in chemistry and pharmacology to support expansion of our program to identify antagonists of the vanilloid receptor, VR1, as well as external studies needed to support advancement of REN-850 into clinical development. The overall increase in research and development expenses was reduced by a decrease in clinical development expenses during the first six months of 2005 compared to the corresponding period in 2004. This decrease resulted from our decision in 2004 to end development of REN-213, which was ongoing throughout the first three quarters of 2004 as well as completion in February 2005 of a Phase II study with REN-1654 in post-herpetic neuralgia (PHN) that was actively enrolling patients throughout 2004.

General and administrative expenses for the quarter and six months ended June 30, 2005 were $2.5 million and $4.7 million, respectively, compared to $2.3 million and $4.2 million during the same periods in 2004. The increase in general and administrative expenses reflects spending on legal, accounting and other professional services to support our internal efforts to comply with reporting and regulatory requirements, including the requirements of the Sarbanes-Oxley Act of 2002. Additionally, we incurred higher expenses during the first six months of 2005 to secure patent protection for discoveries made in our preclinical drug development programs.

Two Corporate Drive	South San Francisco, CA 94080	Tel: 650.266.1400	Fax: 650.266.1460	www.renovis.com

Net loss for the second quarter of 2005 was $10.0 million, or $0.41 per share, compared to $9.8 million, or $0.41 per share, for the second quarter of 2004. Net loss for the six months ended June 30, 2005 was $20.0 million, or $0.81 per share, compared to $18.5 million, or $0.97 per share, for the corresponding period in 2004.

At June 30, 2005, Renovis had $68.9 million in cash, cash equivalents and short-term investments. This amount does not include $10.9 million that we received from Pfizer Inc. in July 2005 in connection with a collaboration agreement that we signed during the second quarter.

Second Quarter 2005 Highlights

“During the second quarter of 2005, Cerovive became the first neuroprotectant to reach statistical significance on the primary endpoint in a Phase III trial when SAINT I data showed a reduction of disability compared to placebo after acute ischemic stroke as measured by the Modified Rankin Scale” said Corey S. Goodman, Ph.D., President and Chief Executive Officer. “In addition to the progress with Cerovive during the second quarter, we also announced a new collaboration with Pfizer to combine our efforts to identify and develop novel, small molecule drugs that target the vanilloid receptor, VR1. Both developments represent major advances for Renovis and could lead to important new therapeutics for patients.”

•	Cerovive® (NXY-059): In May 2005, we announced that data from the Phase III SAINT I trial involving more than 1,700 patients conducted by our exclusive licensee, AstraZeneca, showed a statistically significant reduction versus placebo on the primary outcome of disability after an acute ischemic stroke (p= 0.038), as measured by the Modified Rankin Scale. Enrollment of patients in the second pivotal trial in acute ischemic stroke (SAINT II) and in the CHANT trial to assess the safety and tolerability of Cerovive (NXY-059) in patients with acute intracerebral hemorrhage is continuing. We recently announced that after consultation with the FDA and the trial Steering Committee, AstraZeneca increased the enrollment target for SAINT II to 3,200 patients from the previously planned level of 1,700 patients. Following this change, AstraZeneca announced that based on enrollment trends to date, it currently expects to file for regulatory approval of Cerovive (NXY-059) in the second half of 2007. We currently expect to report data from the CHANT trial with Cerovive (NXY-059) in coordination with AstraZeneca during the first half of 2006.

•	REN-1654: In February 2005, we announced that REN-1654 did not reach statistical significance in its primary endpoint in a Phase II trial in patients with PHN and that we were discontinuing development of REN-1654 in PHN. Enrollment has been completed in a second Phase II trial with REN-1654 in sciatica patients and we currently expect to report results from this trial by the end of the third quarter of 2005.

•

VR1 Collaboration: In May 2005, we announced a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists. Under the terms of the agreement, we received an up-front payment of $10.0 million in July 2005 and are entitled to receive research funding of more than $7.0 million during the two-year research period. We could also receive up to an additional $170 million in milestone payments based on successful achievement of research,

Two Corporate Drive	South San Francisco, CA 94080	Tel: 650.266.1400	Fax: 650.266.1460	www.renovis.com

development and commercialization milestones for each product resulting from the collaboration as well as royalties on net sales by Pfizer.

•	REN-850: In June 2005, we announced our decision to discontinue further development of REN-850 based on unexpected pharmacokinetic properties of the molecule seen during a Phase Ia study that were not predicted by preclinical testing.

2005 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, requirements of early stage research programs, and the potential for Renovis to enter into new licensing agreements or strategic collaborations. The Company intends to update financial guidance for 2005 when it releases results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2005, the Company reiterates the revenue guidance given in connection with the announcement of its collaboration agreement with Pfizer in May 2005 and reduces the guidance for operating expenses previously announced in conjunction with its results for the quarter ended March 31, 2005, as follows:

•	Total contract revenue from existing agreements with Genentech and Pfizer of $6.5 million to $7.0 million; and

•	Total operating expenses of $40 million to $45 million.

Conference Call and Webcast Information

Corey S. Goodman, Ph.D., President and CEO, and John C. Doyle, Vice President of Finance and CFO, will review second quarter results via webcast and conference call on Thursday, August 4, 2005 at 4:30 p.m. Eastern Daylight Time. To access the call by live webcast, please log on to the Investor Relations section of our website at www.renovis.com. A playback of the call and archive of the webcast will be available through August 11, 2005. To access the playback of the call, dial 888-286-8010, (in the United States), or 617-801-6888 (internationally), reservation number 60617508.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate, CEROVIVE® (NXY-059), is in Phase III clinical trials for acute ischemic stroke with our exclusive licensee, AstraZeneca AB. CEROVIVE (NXY-059), an investigational drug under development by AstraZeneca and licensed from Renovis, has a proposed mechanism of action of free radical trapping. It is being studied as a neuroprotectant in clinical trials based on effects seen in experimental models of acute ischemic stroke. We are independently developing REN-1654, an oral drug candidate for neuropathic pain in a Phase II clinical trial for sciatica. Our research and development programs focus on major medical needs in the areas of neuroprotection, pain and neuroinflammatory diseases. We have a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule VR1 antagonists, and a research and development

Two Corporate Drive	South San Francisco, CA 94080	Tel: 650.266.1400	Fax: 650.266.1460	www.renovis.com

collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

CEROVIVE (NXY-059) is a registered trademark of the AstraZeneca group of companies. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of CEROVIVE (NXY-059), which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market CEROVIVE (NXY-059); our ability to successfully develop other product candidates, such as REN-1654; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on May 16, 2005. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

Two Corporate Drive	South San Francisco, CA 94080	Tel: 650.266.1400	Fax: 650.266.1460	www.renovis.com

RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Contract revenue	$656	$656	$1,313	$1,313
Operating expenses:
Research and development	7,431	7,168	15,172	13,615
General and administrative	2,486	2,348	4,661	4,184
Amortization of employee stock-based compensation	1,023	1,250	2,055	2,434

Total operating expenses	10,940	10,766	21,888	20,233
Loss from operations	(10,284)	(10,110)	(20,575)	(18,920)
Other income (expense)	304	277	606	411

Net loss	$(9,980)	$(9,833)	$(19,969)	$(18,509)

Basic and diluted net loss per share	$(0.41)	$(0.41)	$(0.81)	$(0.97)

Shares used to compute basic and diluted net loss per share	24,625,270	24,171,673	24,576,463	18,992,479

Two Corporate Drive	South San Francisco, CA 94080	Tel: 650.266.1400	Fax: 650.266.1460	www.renovis.com

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)	(1)
Assets:
Cash and cash equivalents	$4,366	$5,580
Short-term investments	64,560	81,379
Prepaids and other current assets	2,110	1,831

Total current assets	71,036	88,790
Property and equipment, net	6,059	6,022
Other long-term assets	739	1,313

	$77,834	$96,125

Liabilities and stockholders’ equity:
Current liabilities	$7,646	$10,310
Long-term liabilities	3,391	3,039
Stockholders’ equity	66,797	82,776

	$77,834	$96,125

(1)	Derived from audited financial statements at that date.

Two Corporate Drive	South San Francisco, CA 94080	Tel: 650.266.1400	Fax: 650.266.1460	www.renovis.com